EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-79703) of UCBH Holdings, Inc. of our report dated May 17, 2005, with respect to the statement of net assets available for benefits of United Commercial Bank Savings Plus Plan as of December 31, 2004, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental Schedule H, line 4i schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of United Commercial Bank Savings Plus Plan.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, CA
June 14, 2005